Exhibit 5.1
November 3, 2020

McKesson Corporation
6555 State Hwy 161
Irving, TX 75039
Re: McKesson Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

I am Executive Vice President, Chief Legal Officer and General Counsel of McKesson Corporation, a Delaware corporation (the “Company”), and am issuing this opinion in connection with the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), $20,000,000 of unsecured general obligations (“General Obligations”) of the Company to pay deferred compensation in the future in accordance with the McKesson Corporation Supplemental Retirement Savings Plan (the “Plan”).

In this connection, I have reviewed the Registration Statement, as proposed to be filed with the Commission. As Executive Vice President, Chief Legal Officer and General Counsel, I am familiar with the Restated Certificate of Incorporation of the Company, as amended, and the Restated By-Laws of the Company, as amended, each as currently in effect. I have also examined, or caused to be examined, originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such instruments, certificates of public officials, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of other officers and representatives of the Company and others.

Based upon the foregoing, I am of the opinion that the General Obligations, when incurred in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is furnished by me, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the express written permission of the Company.

Very truly yours,

/s/ Lori A. Schechter